Exhibit 99.1

DGSE Companies Closes Remaining Southern Bullion Locations

Continuing Operations Expected to be Profitable, Excluding Non-Recurring Charges

DALLAS--(BUSINESS WIRE)--April 24, 2014--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced that it has closed all locations in its Southern Bullion Coin and Jewelry division ("Southern Bullion"). As previously disclosed, six Southern Bullion locations were closed in February. Subsequently, four additional locations were closed in early April, and the final 13 locations were closed on or about April 21, 2014. Following these actions, DGSE Companies will continue to operate 12 retail locations, including nine Dallas Gold & Silver Exchange locations in Texas, one Bullion Express location in Illinois, and two Charleston Gold & Diamond Exchange locations in South Carolina along with Fairchild International, the Company’s wholesale watch division.

The Southern Bullion division will be reclassified as discontinued operations. During 2013, these discontinued operations generated a net loss of approximately $1.9 million. The remaining 12 locations, inclusive of all ongoing corporate overhead and public company costs, generated a net loss of approximately $0.8 million in 2013, and, excluding $1.7 million in non-recurring charges, these remaining 12 locations generated a profit of approximately $0.9 million in 2013. Management believes that closing these locations will result in profitable continuing operations on an annualized basis.

“Closing Southern Bullion was a necessary decision, as these locations represented approximately 20% of our revenue, but approximately 70% of our operating loss,” commented Dusty Clem, Chairman and Chief Executive Officer of DGSE Companies. “The significant change in the precious metal markets, including a 30% decline in the spot price of gold, had a disproportionately negative impact on the customer traffic, transactional volume and ultimately the profitability of the Southern Bullion division. These stores were unable to make the transition from gold-buying shops to the full exchange model that characterizes our successful operations in Dallas, Charleston and Chicago.”

Mr. Clem continued, “By eliminating ongoing losses, we expect to return the Company to profitability and create a stable footing for sustainable growth. We also believe this sets the stage for potential strategic opportunities in the future. While this decision was difficult because it negatively affected a large part of our corporate family, the result is clearly positive for our shareholders. I have never been more confident about the future potential for DGSE than I am today.”

The Company expects to report approximately $3.7 million in 2014 in non-recurring charges related to these closures. This includes approximately $2.9 million in expected write-offs related to the Southern Bullion trade name, approximately $400,000 in expected fixed asset write-downs, and approximately $500,000 in expected lease termination expenses, severance payments and other related costs. The inventory from the Southern Bullion locations will be utilized throughout the Company’s remaining 12 locations.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
Dusty Clem, 972-587-4021
Chairman, President and CEO
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com